For:	Immediate Release	Contact:	Larry Lentych
	May 31, 2007		574 235 2000

1ST SOURCE COMPLETES MERGER
OF FIRST NATIONAL BANK, VALPARAISO

South Bend, IN -- 1st Source Corporation (NASDAQ: SRCE), parent company of 1st Source Bank, today reported the completion of the merger in which 1st Source acquired FINA Bancorp, the parent company of First National Bank, Valparaiso. First National is a full service bank with approximately $600.0 million in assets and 26 banking facilities located in Porter, LaPorte and Starke County, Indiana.

According to Christopher J. Murphy III, Chairman of 1st Source Corporation, “We’re pleased to have the customers and employees of First National Bank, Valparaiso join the 1st Source family. Porter County is an important market for us, one of the fastest growing areas in Indiana. We look forward to locating our full compliment of services - trust and investments, insurance, consumer banking, and commercial banking in this regional headquarters. As a Northern Indiana based bank, we believe our focus on personal service, local decision making, and providing financial guidance for our clients will help us build and grow in the area.”

Murphy continued, “The merger unites two very strong local banks with similar values, history and legacies and is a natural fit for us. Our products and services are similar, and we both believe in being involved and giving back to the communities we serve.”

According to Wayne Welter, Chief Executive Officer of First National Bank, Valparaiso, “We are pleased to be a part of the 1st Source tradition of providing exceptional banking service to the people of Northern Indiana and Southwest Michigan. I am proud of the many fine people that I have worked with and look forward to the exceptional contribution they will make to the newly combined 1st Source organization.”

As a condition for regulatory approval of the transaction, the Federal Reserve Board required the sale of at least one branch in Starke County due to strong market shares of 1st Source Bank and First National Bank, Valparaiso in that county. An agreement has been signed for the sale of two First National Bank, Valparaiso offices to Bank of Indiana, N.A. of Dana, Indiana. The two branch offices are located in Hamlet and North Judson, Indiana and comprise approximately $2.0 million in loans and $14.0 million in deposits.

1st Source is paying shareholders of FINA an aggregate of approximately $135.0 million. As part of the transaction, 1st Source is issuing approximately 2.147 million shares of 1st Source Corporation common stock and paying the balance in cash.

Murphy concluded, “Our top priority is our customers. We’ll work hard to provide an excellent client experience and a smooth transition. We are excited about the opportunities and challenges ahead as we work together to grow a very important area of our market.”

1st Source is the largest locally controlled financial institution headquartered and serving the Northern Indiana-Southwestern Michigan area. While delivering a comprehensive range of consumer and commercial banking services, 1st Source Bank has distinguished itself with highly personalized services. 1st Source Bank also competes for business nationally by offering specialized financing services for new and used private and cargo aircraft, automobiles for leasing and rental agencies, medium and heavy duty trucks, construction and environmental equipment. The Corporation includes 67 banking centers in 16 counties and 24 locations nationwide for the 1st Source Bank Specialty Finance Group. With a history dating back to 1863, 1st Source Bank has a tradition of providing superior service to clients while playing a leadership role in the continued development of the communities in which it serves.

       Except for historical information contained herein, the matters discussed in this document express “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should,” and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

      1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source’s actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source’s competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.
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